EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-53210) of LNB Bancorp, Inc. of our report dated May 19, 2009 on the financial statements of The Lorain National Bank 401(k) Plan for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of The Lorain National Bank 401(k) Plan.
/s/ Plante & Moran, PLLC
Columbus, Ohio
June 18, 2009